Exhibit 99.1

Compass Diversified Holdings Ryan J. Faulkingham Chief Financial Officer 203.221.1703 ryan@compassequity.com	Investor Relations and Media Contact: The IGB Group Leon Berman / Scott Eckstein 212.477.8438 / 212.477.8261 lberman@igbir.com / seckstein@igbir.com

Compass Diversified Holdings Reports
Third Quarter 2017 Financial Results

Completes Two Accretive Add-on Acquisitions for Crosman Corporation and
Sterno Products During the Quarter

Westport, Conn., November 8, 2017 - Compass Diversified Holdings (NYSE: CODI) (“CODI,” “we,” “our” or the “Company”), an owner of leading middle market businesses, announced today its consolidated operating results for the three months ended September 30, 2017.

Third Quarter 2017 Highlights

•	Generated Cash Provided by Operating Activities of $23.4 million, and Cash Flow Available for Distribution and Reinvestment (“CAD” or “Cash Flow”) of $26.2 million for the third quarter of 2017;

•	Reported net income of $8.4 million for the third quarter of 2017;

•
Paid a third quarter 2017 cash distribution of $0.36 per share on CODI’s common shares in October 2017, bringing cumulative distributions paid to $15.7152 per common share since CODI’s IPO in May of 2006;

•	Paid a quarterly cash distribution of $0.61423611 per share on the Company’s 7.250% Series A Preferred Shares in October 2017;

•	Consummated the accretive add-on acquisition of the Commercial business of LaserMax, Inc. (“LaserMax”) by CODI's subsidiary Crosman Corporation (“Crosman”); and

•	Completed the accretive add-on acquisition of sevenOKs, Inc. (“sevenOKs”) by CODI's subsidiary Sterno Products, LLC (“Sterno Products”).

“During the third quarter, our middle market businesses generated stable cash flow levels that were consistent with management’s expectations,” stated Alan Offenberg, CEO of Compass Diversified Holdings. “This included year-over-year EBITDA growth at our Advanced Circuits, Arnold Magnetic and Clean Earth subsidiaries.”

Mr. Offenberg added, “CODI also continued to reinvest in our subsidiaries’ continued growth with two accretive add-on acquisitions. This included Crosman’s acquisition of LaserMax’s Commercial business, which extends Crosman’s reach into new retail categories and creates new cross-selling opportunities with current big box retail and international customers. Additionally, our Sterno Products subsidiary completed the acquisition of sevenOKs, strengthening the company’s product offering for the foodservice market. With our strong balance sheet, CODI is well positioned to continue pursuing future acquisitions that build long-term shareholder value and support our ability to provide stable cash distributions.”

Operating Results
For the quarter ended September 30, 2017, CODI generated Cash Provided by Operating Activities of $23.4 million, as compared to Cash Provided by Operating Activities of $15.1 million for the quarter ended September 30, 2016. CODI reported Cash Flow (see Note Regarding Use of Non-GAAP Financial Measures below) of $26.2 million for the quarter ended September 30, 2017, as compared to $22.6 million for the prior year’s comparable quarter. CODI’s weighted average number of shares outstanding for the quarters ended September 30, 2017 and September 30, 2016 were 59.9 million and 54.3 million, respectively.

Cash Flow for the third quarter of 2017 reflects year-over-year earnings growth in the Company’s Advanced Circuits, Arnold Magnetic and Clean Earth businesses, offset by declines at the Company’s other businesses.

CODI’s Cash Flow is calculated after taking into account all interest expense, cash taxes paid and maintenance capital expenditures, and includes the operating results of each of our businesses for the periods during which CODI owned them. However, Cash Flow excludes the gains from monetizing interests in CODI’s subsidiaries, which have totaled over $770 million since going public in 2006.

Net income for the quarter ended September 30, 2017 was $8.4 million, as compared to net income of $50.2 million for the quarter ended September 30, 2016. During the third quarter of 2016, CODI realized a net gain of $50.4 million related to its equity investment in its former subsidiary Fox Factory Holding Corp. (“FOX”). During the first quarter of 2017, the Company sold its remaining shares in FOX in a secondary public offering.

Liquidity and Capital Resources
As of September 30, 2017, CODI had approximately $41.5 million in cash and cash equivalents, $561.4 million outstanding on its term loan facility and $25.5 million in outstanding borrowings under its revolving credit facility. The Company has no significant debt maturities until 2019 and had net borrowing availability of $523.2 million at September 30, 2017 under its revolving credit facility.

Third Quarter 2017 Distributions
On October 5, 2017, CODI’s Board of Directors (the “Board”) declared a third quarter distribution of $0.36 per share on the Company’s common shares (the “Common Shares”). The cash distribution was paid on October 26, 2017 to all holders of record of Common Shares as of October 19, 2017. Since its IPO in May of 2006, CODI has paid a cumulative distribution of $15.7152 per common share.

The Board also declared a quarterly cash distribution of $0.61423611 per share on the Company’s 7.250% Series A Preferred Shares (the “Preferred Shares”). The distribution on the Preferred Shares covered the period from and including June 28, 2017, the original issue date of the Preferred Shares, up to, but excluding, October 30, 2017. The distribution for such period was paid on October 30, 2017 to all holders of record of Preferred Shares as of October 15, 2017.

Conference Call
Management will host a conference call on Thursday, November 9, 2017 at 9:00 a.m. ET to discuss the latest corporate developments and financial results. The dial-in number for callers in the U.S. is (855) 212-2368 and the dial-in number for international callers is (315) 625-6886. The access code for all callers is 9897729. A live webcast will also be available on the Company's website at www.compassdiversifiedholdings.com.

A replay of the call will be available through November 16, 2017. To access the replay, please dial (855) 859-2056 in the U.S. and (404) 537-3406 outside the U.S., and then enter the access code 9897729.

Note Regarding Use of Non-GAAP Financial Measures
CAD, or Cash Flow, is a non-GAAP measure used by the Company to assess its performance, as well as its ability to sustain and increase quarterly distributions. A number of CODI’s businesses have seasonal earnings patterns. Accordingly, the Company believes that the most appropriate measure of its performance is over a trailing or expected 12-month period. We have reconciled CAD, or Cash Flow, to Net Income and Cash Flow from Operating Activities on the attached schedules. We consider Net Income and Cash Flow from Operating Activities to be the most directly comparable GAAP financial measures to CAD, or Cash Flow.

About Compass Diversified Holdings (“CODI”)
CODI owns and manages a diverse family of established North American middle market businesses. Each of its current subsidiaries is a leader in its niche market.

CODI maintains controlling ownership interests in each of its subsidiaries in order to maximize its ability to impact long term cash flow generation and value. The Company provides both debt and equity capital for its subsidiaries, contributing to their financial and operating flexibility. CODI utilizes the cash flows generated by its subsidiaries to invest in the long-term growth of the Company and to make cash distributions to its shareholders.

Our nine majority-owned subsidiaries are engaged in the following lines of business:

•	The design and marketing of purpose-built tactical apparel and gear serving a wide range of global customers (5.11);

•	The manufacture of quick-turn, small-run and production rigid printed circuit boards (Advanced Circuits);

•	The manufacture of engineered magnetic solutions for a wide range of specialty applications and end-markets (Arnold Magnetic Technologies);

•	Environmental services for a variety of contaminated materials including soils, dredged material, hazardous waste and drill cuttings (Clean Earth);

•	The design, manufacture and marketing of airguns, archery products, optics and related accessories (Crosman);

•	The design and marketing of wearable baby carriers, strollers and related products (Ergobaby);

•	The design and manufacture of premium home and gun safes (Liberty Safe);

•	The manufacture and marketing of branded, hemp-based food products (Manitoba Harvest); and

•	The manufacture and marketing of portable food warming fuels and creative ambience solutions for the hospitality and consumer markets (Sterno Products).

This press release may contain certain forward-looking statements, including statements with regard to the future performance of CODI. Words such as "believes," "expects," "projects," and "future" or similar expressions, are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and some of these factors are enumerated in the risk factor discussion in the Form 10-K filed by CODI with the SEC for the year ended December 31, 2016 and other filings with the SEC. Except as required by law, CODI undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Compass Diversified Holdings Condensed Consolidated Balance Sheets

	September 30,	December 31,
	2017	2016
(in thousands)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$41,487	$39,772
Accounts receivable, net	198,111	181,191
Inventories	242,817	212,984
Prepaid expenses and other current assets	27,145	18,872
Total current assets	509,560	452,819
Property, plant and equipment, net	170,827	142,370
Investment in FOX	—	141,767
Goodwill and intangible assets, net	1,131,803	1,030,848
Other non-current assets	8,616	9,351
Total assets	$1,820,806	$1,777,155

Liabilities and stockholders’ equity
Current liabilities
Accounts payable and accrued expenses	$182,475	$152,553
Due to related party	7,553	20,848
Current portion, long-term debt	5,685	5,685
Other current liabilities	15,493	23,435
Total current liabilities	211,206	202,521
Deferred income taxes	122,033	110,838
Long-term debt	569,755	551,652
Other non-current liabilities	18,570	17,600
Total liabilities	921,564	882,611
Stockholders' equity
Total stockholders' equity attributable to Holdings	851,616	856,405
Noncontrolling interests	47,626	38,139
Total stockholders' equity	899,242	894,544
Total liabilities and stockholders’ equity	$1,820,806	$1,777,155

Compass Diversified Holdings Condensed Consolidated Statements of Operations (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands, except per share data)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net sales	$323,957	$252,285	$921,330	$659,748
Cost of sales	206,232	169,870	599,552	436,544
Gross profit	117,725	82,415	321,778	223,204
Operating expenses:
Selling, general and administrative expense	80,804	53,648	239,102	140,702
Management fees	8,277	8,435	24,308	21,394
Amortization expense	14,167	8,423	39,256	23,966
Impairment expense/ Loss on disposal of assets	—	551	8,864	7,214
Operating income	14,477	11,358	10,248	29,928
Other income (expense):
Interest expense, net	(6,945)	(4,376)	(22,499)	(23,204)
Gain (loss) on investment	—	50,414	(5,620)	58,680
Amortization of debt issuance costs	(1,004)	(687)	(2,940)	(1,827)
Other income (expense), net	2,020	(3,271)	2,950	(1,852)
Income (loss) from continuing operations before income taxes	8,548	53,438	(17,861)	61,725
Provision (benefit) for income taxes	192	4,894	(2,002)	9,778
Net income (loss) from continuing operations	8,356	48,544	(15,859)	51,947
Income (loss) from discontinued operations, net of income tax	—	(455)	—	473
Gain on sale of discontinued operations, net of tax	—	2,134	340	2,134
Net income (loss)	8,356	50,223	(15,519)	54,554
Less: Income from continuing operations attributable to noncontrolling interest	650	682	2,492	1,749
Less: Loss from discontinued operations attributable to noncontrolling interest	—	(164)	—	(116)
Net income (loss) attributable to Holdings	$7,706	$49,705	$(18,011)	$52,921

Basic and fully diluted income (loss) per share
Continuing operations	$0.10	$0.72	$(1.03)	$0.59
Discontinued operations	—	0.03	0.01	0.05
	$0.10	$0.75	$(1.02)	$0.64

Basic and fully diluted weighted average number of shares outstanding	59,900	54,300	59,900	54,300

Cash distributions declared per share	$0.36	$0.36	$1.08	$1.08

Compass Diversified Holdings Summarized Statement of Cash Flows (unaudited)

	Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016
Net cash provided by operating activities	$59,236	$60,594
Net cash used in investing activities	(62,956)	(417,284)
Net cash provided by financing activities	7,862	300,407
Effect of foreign currency on cash	(2,427)	(3,197)
Net increase (decrease) in cash and cash equivalents	1,715	(59,480)
Cash and cash equivalents — beginning of period	39,772	85,869
Cash and cash equivalents — end of period	$41,487	$26,389

Compass Diversified Holdings Condensed Consolidated Table of Cash Flows Available for Distribution and Reinvestment (unaudited)

	Three Months Ended		Nine Months Ended
(in thousands)	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss)	$8,356	$50,223	$(15,519)	$54,554
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	26,077	24,052	88,659	53,972
Impairment expense/ loss on disposal of assets	—	551	8,864	7,214
Gain on sale of businesses, net	—	(2,134)	(340)	(2,134)
Amortization of debt issuance costs and original issue discount	1,261	888	3,721	2,363
Unrealized loss on derivatives	(90)	(1,661)	1,178	8,322
(Gain) loss on investment in FOX	—	(50,414)	5,620	(58,680)
Noncontrolling stockholders charges	1,702	964	4,952	3,012
Excess tax benefit on stock compensation	(417)	—	(417)	(366)
Provision for loss on receivables	983	(144)	4,310	59
Other	(209)	271	494	349
Deferred taxes	(5,997)	1,712	(17,937)	(4,280)
Changes in operating assets and liabilities	(8,298)	(9,246)	(24,349)	(3,791)
Net cash provided by operating activities	23,368	15,062	59,236	60,594
Plus:
Unused fee on revolving credit facility	670	418	2,143	1,355
Successful acquisition costs	363	2,161	1,836	3,888
Integration services fee (1)	958	292	2,708	792
Realized loss from foreign currency effect (2)	—	662	—	—
Excess tax benefit on stock compensation	417	—	417	366
Changes in operating assets and liabilities	8,298	9,246	24,349	3,791
Other	—	117	—	245
Less:
Maintenance capital expenditures (3)	4,346	4,079	13,415	13,744
Payment on swap	935	1,320	3,050	3,114
Realized gain from foreign currency effect (2)	1,933	—	3,583	2,396
Other (4)	616	—	3,980	—
Estimated cash flow available for distribution and reinvestment	$26,244	$22,559	$66,661	$51,777

Distribution paid in April 2017/2016	$—	$—	$21,564	$19,548
Distribution paid in July 2017/ 2016	—	—	21,564	19,548
Distribution paid in October 2017/ 2016	21,564	19,548	21,564	19,548
	$21,564	$19,548	$64,692	$58,644

(1)	Represents fees paid by newly acquired companies to the Manager for integration services performed during the first year of ownership, payable quarterly.

(2)	Reflects the foreign currency transaction gain/ loss resulting from the Canadian dollar intercompany loans issued to Manitoba Harvest.

(3)
Excludes growth capital expenditures of approximately $7.1 million and $0.1 million for the three months ended September 30, 2017 and 2016, and $17.5 million and $1.6 million for the nine months ended September 30, 2017 and 2016, respectively.

(4)	Includes amounts for the establishment of accounts receivable reserves related to two retail customers who filed bankruptcy during the first and third quarter of 2017.